UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): June 30, 2010

Urologix, Inc.

(Exact name of Registrant as Specified in its Charter)

Minnesota

(State Or Other Jurisdiction Of Incorporation)

000-28414	41-1697237
(Commission File Number)	(I.R.S. Employer Identification No.)

14405 21st Avenue North Minneapolis, MN	55447
(Address Of Principal Executive Offices)	(Zip Code)

(763) 475-1400

Registrant’s Telephone Number, Including Area Code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items under Sections 1 and 2 and Sections 4 through 9 are not applicable and are therefore omitted.

ITEM 3.01	NOTICE OF DELISTING OR FAILURE TO SATISFY A CONTINUED LISTING RULE OR STANDARD; TRANSFER OF LISTING.

Effective June 30, 2010, William M. Moore resigned as a member of the Board of Directors of Urologix, Inc. (the “Company”).

On June 30, 2010, the Company notified The Nasdaq Stock Market (“Nasdaq”) that as a result of Mr. Moore’s resignation, the Company is no longer in compliance with two requirements for continued listing under the Nasdaq Marketplace Rules. Following Mr. Moore’s resignation, the Company’s Audit Committee consists of two members. Therefore, the Company is no longer in compliance with Nasdaq Marketplace Rule 5605(c)(2)(A), which requires the Company’s Audit Committee to consist of a minimum of three members. Following Mr. Moore’s resignation, the Company’s Board of Directors consists of four directors, two of whom are Independent Directors under the Nasdaq Marketplace Rules. Therefore, the Company is no longer in compliance with Nasdaq Marketplace Rule 5605(b)(1), which requires a majority of the Company’s directors to be independent.

In accordance with Nasdaq Marketplace Rules 5605(c)(4)(B) and 5605(b)(1)(A), the Company has a cure period of 180 days from Mr. Moore’s resignation, or until December 27, 2010, to regain compliance with the Audit Committee composition and the Board independence requirements.

On July 1, 2010, the Company received a letter from Nasdaq that confirmed, as result of Mr. Moore’s resignation, the Company was not in compliance with the requirements for continued listing related to Audit Committee composition and Board independence. Nasdaq further confirmed that the Company must regain compliance with these requirements by December 27, 2010.

The Company is currently seeking a replacement for Mr. Moore to serve on the Company’s Board of Directors and Audit Committee, and intends to regain compliance with the requirements for continued listing prior to the expiration of the applicable cure period.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

UROLOGIX, INC.

By:	/s/ Stryker Warren, Jr.
Stryker Warren, Jr.
Chief Executive Officer

Date: July 2, 2010